                                                                EXHIBIT NO. 99.1

                          TRUSTEE'S DISTRIBUTION REPORT

To the Holders of:

CABCO Series 2002-1 Trust (AOL Time Warner Inc.) (the "Trust") Class A-1 Callable Certificates, CUSIP: 126794205 (the "Class A-1 Certificates") and Class B-1 Callable Certificates, CUSIP: 12679PAA7 (the "Class B-1 Certificates").

The Bank of New York, as trustee (the "Trustee") for the Trust hereby gives notice with respect to the distribution occurring on MAY 1, 2007 (the "Distribution Date") as follows:

1. The aggregate amount of the distribution payable to the certificateholders on the Distribution Date allocable to principal and premium, if any, and interest expressed as a dollar amount, is as set forth below:

               Class          Principal      Interest            Premium            Total Distribution
               -----          ---------      --------            -------            ------------------
               A-1            $0             $1,906,250.00       $0                 $1,906,250.00
               B-1            $0             $     18,750.00     $0                 $     18,750.00

2. The applicable pass-through rate for the calculation of interest distributable on the Class A-1 Certificates: 7.625% per annum.

3. The applicable pass-through rate for the calculation of interest distributable on the Class B-1 Certificates: 0.075% per annum.

4. The amount of aggregate interest due and not paid on the Class A-1 Certificates as of the Distribution Date is $0.

5. The amount of aggregate interest due and not paid on the Class B-1 Certificates as of the Distribution Date is $0.

6.             The aggregate stated principal amount of AOL Time Warner Inc.
               7.700% Debentures due May 1, 2032 (the "Underlying Securities") as of such Distribution Date was $50,000,000.00. The interest rate applicable to the Underlying Securities for the immediately following Underlying Securities interest accrual period is 7.700% per annum.

7. The amounts received by the Trustee in respect of the Underlying Securities during the immediately preceding Underlying Securities interest accrual period was $1,925,000.00.

8. The aggregate certificate principal balance of the Class A-1 Certificates was $50,000,000.00 and the aggregate certificate notional amount of the

               Class B-1 Certificates was $50,000,000.00 at the close of business on the business day immediately preceding the Distribution Date.

9. The current ratings of the Underlying Securities are not provided in this report. Ratings can be obtained from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., by calling 212-438-2400 and from Moody's Investors Service, Inc. by calling 212-553-0377.

10. No fees have been paid to the Trustee from the assets of the Trust.


                               THE BANK OF NEW YORK, as Trustee of
                               CABCO Series 2002-1 Trust (AOL Time Warner Inc.)

                               By: /s/ Kwame Gordon-Martin
                                   -------------------------------
                                   Name:  Kwame Gordon-Martin
                                   Title: Assistant Vice-President